EXHIBIT 5.1

November 17, 2020

AMC Networks Inc.

11 Penn Plaza

New York, NY 10001

Re:	AMC Networks Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of AMC Networks Inc., a Delaware corporation (the “Corporation”), and, in such capacity, have acted as counsel to the Corporation in connection with the Corporation’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of 6,200,000 additional shares of the Corporation’s Class A Common Stock, $.01 par value per share (the “Shares”) issuable pursuant to the Corporation’s AMC Networks Inc. Amended and Restated 2016 Employee Stock Plan and the Corporation’s AMC Networks Inc. Amended and Restated 2011 Stock Plan for Non-Employee Directors (collectively, the “Plans”).

In that capacity, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, it is my opinion that when the Registration Statement becomes effective under the Securities Act of 1933 (the “Act”), the terms of the sale of the Shares have been duly established in conformity with the Corporation’s Amended and Restated Certificate of Incorporation and the Plans, and the Shares have been duly issued and sold as contemplated by the Registration Statement and in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to my attention after that date or any changes in law that may occur or become effective after that date.

I have relied as to certain factual matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

By	/s/ James G. Gallagher
James G. Gallagher
Executive Vice President and General Counsel